Exhibit 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT


This Agreement, entered into as of the 1st day of November, 2001 (the "Effective Date"), between Ford Motor Company, a Delaware corporation, (the "Company") and Carl E. Reichardt, an individual residing at 8 West Shore Road, Belvedere, California 94920 (the "Executive").

                                    RECITALS

1. The Company desires to retain the Executive and the Executive desires to accept employment with the Company under the terms and provisions set forth below.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Company and the Executive agree as follows:

1. Term. The Term of Executive's employment shall not be for a definite term. The Executive shall serve at the pleasure of the Board of Directors. At the will of either the Executive or the Company, the Executive's employment may be terminated at any time, without advance notice, with or without cause. For purposes of this Agreement, the period during which the Company employs Executive shall be known as the "Employment Period". Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 5.

2.   Employment.   The Company agrees to employ and engage the services of the
     Executive during the Employment Period as the Vice Chairman of the Company. The Executive agrees to serve the Company in the capacity of Vice Chairman.

3.   Job Description.

     3.1 Position and Duties. During the Employment Period, the Executive's position, duties and responsibilities shall be those of Vice Chairman of the Company provided, however, that the Company shall have the absolute right to modify or change the position, duties, responsibilities and title of the Executive in any respect, so long as the Executive shall continue to be employed in a senior executive capacity during the Employment Period. Executive shall perform such duties and have such responsibilities that are of the same character and nature as those typically performed by a Vice Chairman. Executive shall report to the Chairman of the Board of Directors and Chief Executive Officer. Nothing herein contained shall be construed to interfere with Executive's continued service on the Company's Board of Directors, including Board appointments to serve on Board Committees, and Executive shall continue on the Board solely at the discretion of the Board, subject to shareholder approval.

     3.2 Devotion of Efforts. The Executive shall devote such time as is necessary to perform Executive's job duties, use best efforts to promote the interests of the Company and perform faithfully and efficiently the responsibilities assigned to

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              the Executive in accordance with this Agreement. During the
              Employment Period, Executive shall not engage in other employment, except with the prior consent of the Board of Directors; provided however, that Executive may continue to serve on those corporate boards of which he is a member as of the Effective Date.

4.   Compensation and Other Employment Terms.

     4.1 Base Salary. During the Employment Period, the Company shall pay the Executive an initial annual base salary of $900,000 ("Base Salary"). The Base Salary shall be payable in the form of Restricted Stock under the terms and conditions of the Company's 1998 Long-Term Incentive Plan (including Stock Option Plan). Shares of Restricted Stock shall be issued to Executive within thirty days after the end of any calendar quarter. The number of Restricted Stock shares to be issued for any calendar quarter shall be determined by dividing the quarterly dollar amount of base salary by the Fair Market Value of Ford Common Stock on the last trading day of the calendar quarter for which the determination is being made. For November and December 2001, the number of Restricted Stock shares was 9768, and for January through March 2002, the number of Restricted Stock shares was 13707. Such shares were credited to a book entry account in Executive's name at EquiServe Trust Company, N.A., subject to execution of this Agreement. The Executive may not sell, transfer, or otherwise dispose of any shares of Restricted Stock granted under this Section 4.1 for a period of one year from the grant date. Prior to the expiration of any restrictions, the Executive will be notified by the Company and will be given the option to use share withholding or to write a check to the Company to pay income taxes on the value of the shares for which the restriction is lapsing. During the restriction period, the Executive shall be eligible to receive dividend payments and shall
              be entitled to vote the shares.   Before the anniversary date of
              this Agreement, the Company shall review and evaluate the performance of Executive. At the discretion of the Company, the Base Salary may be increased in consideration of the Executive's overall performance. The Company reserves the right to pay Executive in cash for Base Salary at any time.

     4.2 Incentive Compensation. As further compensation, at the discretion of the Company, the Executive shall be eligible for annual incentive compensation payments in an amount determined under the Company's Annual Incentive Compensation Plan. The Company reserves the right to make any annual incentive compensation payments in the form of Restricted Stock, at the Company's discretion.

     4.3 Long-Term Incentive Program. Executive shall be eligible to participate in the 1998 Long-Term Incentive Plan (including Performance Stock Rights and Stock Options) on the same basis as other Company executives. The Company reserves the right to make any awards thereunder in the form of Restricted Stock, at the Company's discretion. On March 15, 2002, the Company awarded Executive Restricted Stock under such plan in the amount of 295,770 shares for Executive's 2002 long-term incentive compensation.

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     4.4      Employee Benefits and Services. The Executive shall be eligible during the Employment Period for the employee benefits and services customarily provided to senior executives of the Company, except as otherwise provided below:

               (a) SSIP. Participation in the Savings and Stock Investment Plan ("SSIP") shall be deferred until such time as Executive receives cash salary from the Company. If the Executive receives cash salary from the Company, Executive shall be permitted to participate in the SSIP on the same basis as available to other Company executives. Executive will be vested in the SSIP after one year of Company service.

               (b) Retirement Plans and Retiree Life Insurance. Executive became ineligible to participate in the Company's Directors Life Insurance and Optional Retirement Plan ("Director's Plan") when he became an active employee of the Company. Executive shall participate in the General Retirement Plan ("GRP") only on a non-contributory basis until such time as Executive receives cash salary from the Company. If the Executive receives cash salary from the Company, Executive shall be permitted to participate in the GRP on the same basis as available to other Company executives. Executive will be vested in the GRP after one year of Company service. For the period in which Executive is precluded from participating in the GRP on a contributory basis, the Company shall provide Executive a defined pension benefit through a combination of qualified and non-qualified plans that will duplicate the GRP benefit Executive would have been eligible to receive under the GRP as if he had been a contributing member at all times eligible, with a minimum benefit of at least $1,250 per month. Upon retirement, Executive shall be eligible for $100,000 of Company paid life insurance. In the event Executive resigns as an employee but remains on the Company's Board of Directors, Executive shall receive the retirement arrangements described above and shall not be eligible for the Directors Plan. The retirement arrangements described herein are subject to the Board of Directors approval.

               (c) Health Plans. Executive will continue participation in the Board of Directors Comprehensive Medical Plan while Executive remains on the Company's Board of Directors. Executive specifically disclaims any participation in the health, dental and vision plans made available to the employees of the Company until such time as Executive resigns from the Company's Board of Directors but remains a Company employee.

               (d) Changes to Employee Benefit Plans. Nothing in this Agreement shall prevent the Board of Directors of the Company from changing, modifying, amending or terminating the employee benefit plans of the Company so as to eliminate, reduce or otherwise change any benefit payable under this Agreement.

               (e) Other Prerequisites. Executive shall be entitled to all other prerequisites consistent with those received by other executives of the Company with similar rank. In addition, Executive shall be entitled to use the Company

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                                       4

                      aircraft for personal use while the Company aircraft is not being used for other business purposes. For this purpose, personal use also shall include use by the Executive's spouse and/or children provided the spouse and/or children accompany Executive on the same trip. The Company shall gross up Executive for the amount of tax attributable to increased taxable income as a result of the personal use of Company aircraft.

     4.5 Tax Reporting. Executive agrees to submit regular reports of personal use of the employee benefits as required under the Internal Revenue Code of 1986 to be treated as taxable income to Executive in order to allow the Company to determine the value of the employee benefits that must be reported to the Internal Revenue Service as compensation to Executive. Tax withholding on all elements of compensation shall be in accordance with applicable federal and state tax requirements and in accordance with Company polices and procedures.

5.   Termination.

     5.1 Death. This Agreement shall terminate automatically upon the Executive's death. All benefits and compensation then accrued hereunder, and under any plans provided for in Section 4.4 hereof, shall be paid to the Executive's beneficiaries, legal representatives, or heirs, as appropriate. Any outstanding shares of Restricted Stock shall be immediately vested as of the date of death and the Company shall take appropriate action to release any applicable restriction as of the date of death or as soon as administratively practicable thereafter.

     5.2 Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive (i) shall have been absent from the performance of Executive's duties with the Company for three consecutive months, and (ii) shall not, within thirty
              (30) days after written notice of termination is given to the Executive, have returned to the full-time performance of duties, the Company may terminate the Executive's employment for disability. During such period of absence, the Executive shall continue to receive the benefits provided in Section 4 hereof, and thereafter the Executive's benefits shall be determined under the Company's disability insurance plans and policies provided under
              Section 4.4 hereof. Upon termination of employment for continued disability, any outstanding shares of Restricted Stock shall be immediately vested as of the date of such termination and the Company shall take appropriate action to release any applicable restriction as of the date of such termination or as soon as administratively practicable thereafter.

     5.3 Voluntary Termination by Executive. At any time during the Employment Period, the Executive may voluntarily terminate employment with the Company upon prior written notice. In the event of such termination, all benefits and compensation then accrued hereunder, and under any plans provided for in Section 4.4 hereof, shall be paid promptly to the Executive in accordance with such plans.

     5.4 Retirement. Executive may terminate Executive's employment hereunder by retirement during the Employment Period, provided the Company consents to

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                                       5

              such retirement action. In such event, this Agreement shall terminate automatically. All benefits and compensation then accrued hereunder, and under any plans provided for in Section
              4.4 hereof, shall be paid promptly to the Executive in accordance with such plans.

     5.5 Termination by Company. The Company may terminate the employment of Executive at any time, without advance notice, with or without cause. In the event of such termination other than for cause, all benefits and compensation then accrued hereunder, and under any plans provided for in Section 4.4 hereof, shall be paid promptly to the Executive in accordance with such plans.

6. Proprietary Information. Executive acknowledges that Executive's work as an employee of the Company will likely involve access to and creation of trade secrets and other proprietary and confidential information concerning the Company, its customers, suppliers and other non-publicly known aspects of the Company's business (collectively "Proprietary Information"). Executive shall use Proprietary Information only as required by Executive's duties on behalf of the Company. Executive acknowledges that this limitation on use and disclosure prevents Executive from discussing Proprietary Information, even in general terms, with persons outside the Company, except to the extent authorized by the Chairman of the Board of Directors and Chief Executive Officer. Executive acknowledges that Executive's obligation to keep Proprietary Information strictly confidential shall survive the termination of Executive's employment and/or this Agreement. For purposes of this Agreement, Proprietary Information includes but is not limited to the following:

     (i) information, ideas, and materials of or about the Company or its Affiliates (an "Affiliate" is any company which controls, is controlled by or is under common control with the Company), employees, client companies, or others with whom the Company conducts business or with whom the Company has an obligation of confidentiality;

     (ii) information, ideas or materials of a technical nature such as research and development projects and results, software design and specifications, source and object code, training and training materials, invention, disclosures, patent applications, and other materials and concepts relating to products and processes; and

     (iii) information, ideas, or materials of a business nature such as nonpublic financial information; information relating to profits, costs, marketing, strategy, purchasing, sales, customers, suppliers, pricing, bidding, customer information, contract terms, employees, salaries, product development plans; business and financial plans, proposals and forecasts, client company information, marketing and sales plans and forecasts, any nonpublic internal functionality, algorithms, design parameters, and other proprietary features of the Company's current and anticipated products and research efforts.

     Executive acknowledges that the Proprietary Information is vital, sensitive, confidential and proprietary to the Company or the Company's Affiliates and constitutes Company or Company Affiliate trade secret matters.

7. Company-Owned Intellectual Property Rights. All right, title and interest in and to all of the Executive's "Discoveries" and work product made during the Employment Period

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                                       7

     in connection with the Executive's employment with the Company or relating to the business, shall belong solely to the Company, whether or not they are protected or protectable under applicable patent, trademark, service mark, copyright or trade secret laws. For purposes of this
     Section 7, "Discoveries" means all inventions, designs, discoveries, improvements and works of authorship relating to the Company's know-how, processes, designs, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, product improvements or modifications, domain or trade names or logos, or business plans, proposals or trade secrets that are related to the present or future business of the Company. All works or other material containing or reflecting any such Discoveries and work product shall be deemed work made for hire and shall be owned by the Company without further consideration. If it is determined that any such works are not works made for hire, Executive hereby assigns to the Company all of the Executive's right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Discoveries or work product. Executive shall keep the Company informed of the development of all Discoveries made, conceived or reduced to practice, in whole or in part, alone or with others, which either result from any work Executive may do, or at the request of, the Company, or are related to the Company's present or contemplated activities, investigations, or obligations. The obligation to inform the Company of Discoveries shall continue for one year after termination of employment if the Discovery is based on Proprietary Information. At the Company's request and expense, Executive shall execute any deeds or documents necessary to transfer ownership and control of any such Discoveries or work product to the Company and to cooperate with the Company or its nominee in perfecting the Company's title (or the title of the Company's nominee) in such materials. Executive grants the Company a permanent, non-exclusive, paid-up and worldwide license under the Executive's intellectual property rights embodied in any Discoveries or work product that are delivered to the Company by the Executive in connection with the performance of services for the Company to use, have used, make, have made, sell and have sold such Discoveries and reproduce in quantities, prepared derivative works and publicly display and distribute such work product.

8. Return of Company Materials Upon Termination. Executive acknowledges that all Proprietary Information prepared by Executive or coming into Executive's possession by virtue of Executive's employment by the Company are and shall remain the property of the Company or the Company's affiliates, as the case may be, and that upon termination of Executive's employment hereunder, Executive shall return immediately to the Company all Proprietary Information in Executive's possession, together with all copies thereof.

9. Business Reputation. Each party to this Agreement acknowledges that the business reputation of the other is a valuable asset of such other party. Each party agrees that it shall take no action that publicly disparages the reputation or business of the other or, in the case of the Company, its customers, including, but not limited to, publishing material that disparages the other party, any of the other party's Affiliates, or, if the Company is the other party, the management or management practices of the Company, the Company's owners, its Affiliates or customers.

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10.  Personal Assistants. In the event that Executive's two personal assistants are terminated from their employment by Wells Fargo Bank while Executive is employed by the Company, the Company shall employ the personal assistants as salaried employees at least at the same base salary as paid at Wells Fargo with eligibility for benefits available to other active salaried employees of the Company at that time, until the death of Executive. Company employment of the two personal assistants shall be on the same terms and conditions as applicable to other persons hiring into the Company at the same time. In the event the Company hires the personal assistants, the Company may terminate the employment of the personal assistants at any time, without advance notice, with or without cause.

11.  Miscellaneous.

     11.1 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings or agreements between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

     11.2 No Assignment; Assumption. This Agreement is personal to Executive and shall not be assigned by Executive, other than by last will and testament or by the laws of descent and distribution with respect to any amounts due hereunder. This Agreement shall inure to the benefit of and be binding upon any successor to the business or assets of the company which assumes this Agreement, whether expressly or by operation of law.

     11.3 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.4 Arbitration. Any controversy, claim or dispute of whatever nature between Executive and the Company arising out of or relating to this Agreement, or arising out of Executive's employment with the Company, shall be resolved by mediation in accordance with the Model Procedure for Mediation of Business Disputes of the CPR Institute for Dispute Resolution ("CPR"). If the mediation is not successful in resolving the dispute in thirty (30) days, the parties shall submit the dispute to binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The mediation/arbitration shall take place in Dearborn, Michigan. Each party shall bear its own costs, expenses and fees, including without limitation attorneys' fees and experts' fees with respect to any such mediation or arbitration. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

     11.5 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

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                         If to the Company:

                           Ford Motor Company
                           One American Road
                           Dearborn, Michigan  48126-2798

                           Attention: Secretary


                         If to the Executive:

                           Carl E. Reichardt
                           8 West Shore Road
                           Belvedere, CA  94920


              Either party may send any notice, request, demand, claim or the other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether the State of Michigan or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Michigan.

     11.7 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both the Company and the Executive.

     11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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     11.9     Compensation Committee.  The terms of this Agreement are subject to approval by the Ford Motor Company Board of Directors Compensation Committee and shall not be binding or enforceable until such approval is obtained.


                                      *****

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                          /s/ Carl E. Reichardt
                                       ----------------------------
                                              Carl E. Reichardt

Ford Motor Company

By: /s/  J. M. Rintamaki
   ------------------------

Title:     Secretary
      ---------------------